Exhibit 99(j)(3)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-111986 of Tamarack Funds Trust on Form N-1A of our report dated September 29, 2004 appearing in the Annual Report to Shareholders for the Tamarack Funds (including Prime Money Market Fund, U.S. Government Money Market Fund, Tax-Free Money Market Fund, Institutional Tax-Free Money Market Fund, and Institutional Prime Money Market Fund) for the year ended July 31, 2004, and to the reference to us under the headings "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information which is part of such Registration Statement.


/S/ DELOITTE & TOUCHE LLP

Chicago, Illinois
September 29, 2004